Exhibit 99.1
Wild Oats Markets Announces it will Fully Cooperate with Whole Foods Market to Challenge the FTC’s Opposition to Merger
BOULDER, Colo., June 5, 2007/Business Wire/ — Wild Oats Markets, Inc. (NASDAQ: OATS) today was informed that the Federal Trade Commission (FTC) will file a lawsuit in Federal District Court to block Whole Foods Market, Inc.’s (NASDAQ: WFMI) proposed acquisition of the Company, and seek a temporary restraining order pending the Court’s ruling on the FTC’s request for a preliminary injunction.
“We continue to believe very strongly that this merger is in the best interest of all our constituents,” said Greg Mays, Chairman and CEO of Wild Oats Markets. “Our associates will benefit from greater opportunities working for a larger combined company, our shareholders will benefit from value creation, and our consumers will benefit from a stronger product offering and the capital investment to upgrade our stores. While we disagree with the FTC’s position and believe it is without legal and factual merit, we are confident that, once presented with the facts, the Court will agree that this merger is pro-competitive and the FTC’s application for an injunction will be denied, thus allowing us to proceed forward with the merger. We intend to cooperate with Whole Foods in all respects and to vigorously challenge the FTC in Court.”
About the Transaction
On February 21, 2007, Wild Oats and Whole Foods announced they had signed a definitive merger agreement under which Whole Foods offered to acquire Wild Oats’ outstanding common stock in a cash tender offer at $18.50 per share, or approximately $565 million based on fully diluted shares, and assume the Company’s debt. Consummation of Whole Foods’ offer is subject to customary closing conditions, including approval by the Federal Trade Commission under the Hart-Scott-Rodino Act. On March 13, 2007, Wild Oats and Whole Foods received a second request for additional information from the FTC.
The merger agreement also requires approval of Wild Oats Markets’ stockholders if Whole Foods acquires less than 90 percent of the Company’s outstanding stock in the tender offer. Wild Oats plans to schedule a stockholders’ meeting later this summer in the event such approval is required.
About Wild Oats Markets
Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With more than $1.2 billion in annual sales, the Company currently operates 110 natural food stores in 24 states and British Columbia, Canada. The Company’s markets include: Wild Oats Marketplace, Henry’s Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company’s website at www.wildoats.com.
About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market® is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $5.6 billion in fiscal year 2006 and currently has 194 stores in the United States, Canada and the United Kingdom.
Risk Factors and Uncertainties
This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures required to open or remodel stores; expected future comparable store sales, revenues and earnings per share, future financial measures and prospects for favorable growth and performance, the likelihood of receipt of regulatory consents to, and the timing of the consummation of the proposed tender offer and merger, and the Company’s ability, within a reasonable time period, to identify and hire a chief executive officer with the vision and ability to continue the Company’s growth.

The statements made by the Company are based on management’s present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company’s ability to execute, the results of merchandising and marketing programs, the impact of competition, the pending merger and other factors as are set forth in the Company’s SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 30, 2006 and the Company’s quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.
The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.